                                                                   Exhibit 10.27

Tenneco Automotive                                  [TENNECO LOGO]
500 North Field Drive
Lake Forest, IL  60045
Tel 847-482-5000
Fax 847-482-5940





                                  July 27, 2000



PERSONAL AND CONFIDENTIAL

Mr. Timothy E. Jackson
13694 Shady Lane
Monroe, MI   48161


Dear Mr. Jackson:

          On behalf of Tenneco Automotive Inc. (the "Company"), I am pleased to set forth and confirm the terms and conditions of your continued service as Senior Vice President and General Manager - North American Original Equipment and Worldwide Program Management of the Company:

1. COMMENCEMENT. Except as specifically provided herein, the terms and conditions hereof will be effective immediately upon the signing hereof. You will report to and serve at the pleasure of the Board of Directors of the Company (the "Board").

2. BASE SALARY. Effective on January 1, 2000, you will be paid a base salary of $260,000.00 per year, which will be subject to such increases as may from time to time be approved by the Board or such committee of the Board to which such power has been delegated (the "Committee"), payable according to the regular pay schedule for salaried employees.

3.        ANNUAL BONUS. You will be eligible for an annual performance bonus.
     Commencing with calendar year 2000, your annual target bonus will be, at least, $155,000.00 subject to fulfillment of performance goals as determined by the Board or Committee.

Mr. Timothy E. Jackson
July 27, 2000
Page 2



4. PERFORMANCE UNITS, STOCK OPTIONS, RESTRICTED STOCK AND STOCK EQUIVALENT UNITS. At the time of the spin-off of Pactiv Corporation (formerly Tenneco Packaging Inc.) by the Company (the "Spin-off"), you were granted 16,500 performance units under the Company s Stock Ownership Plan (the "Plan"), payable in shares of the Company s stock in January 2003, subject to fulfillment of performance goals as determined by the Committee and the other terms of the grant determined by the Committee. At the time of the Spin-off, you were granted under the Plan an option to purchase 90,000 shares of Company stock, subject to terms and conditions set by the Committee under the Plan. You have received a restricted stock grant of 29,308 shares and one-third of such restricted stock will vest on each of the first three anniversaries of the Spin-off if you continue to be employed by the Company on such anniversary. The number of shares set forth above with respect to the performance unit, restricted stock and stock option awards is after giving effect to the one-for-five reverse stock split completed in November 1999. In December, 1999 (effective November 5,
     1999), you were granted 87,567 stock equivalent units under the Plan for the three-year period ending December 31, 2002. This grant is payable in cash in three annual installments, subject to and in accordance with the terms and conditions of the grant determined by the Committee. The grants described herein are without prejudice to your receipt of additional grants as determined by the Board or the Committee under the Plan and/or any other similar benefit plan or compensation program or arrangement of the Company. The vesting terms and the other conditions, events and circumstances under which you will be entitled to receive the Performance Units, Stock Options, Restricted Stock and Stock Equivalent Units shall be the terms, conditions, events and circumstances set forth in your grant agreements for the Performance Units, Stock Options, Restricted Stock and Stock Equivalent Units as of the date of this letter.

5. EXECUTIVE BENEFIT PLANS. You will be eligible to participate in all employee benefit plans applicable to salaried employees generally and all executive compensation structures applicable to senior executives generally.

6. PERQUISITE ALLOWANCE. You will receive an annual perquisites allowance of $30,000.00 which you may receive in either cash, perquisites, or a combination at your election.

7.        VACATION. You will receive four weeks vacation (with pay) per year.

8.        KEY EXECUTIVE PENSION AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN.
     You will be a participant in the Company's Key Executive Pension Plan and Supplemental Executive Retirement Plan.

9. CHANGE IN CONTROL. You will participate in the Company's Change in Control Severance Benefit Plan for Key Executives (the "Change in Control Plan"); provided, that

Mr. Timothy E. Jackson
July 27, 2000
Page 3


     your cash severance benefit under Section 3A or 3B, as applicable, of the Change in Control Plan will be 3 times the total of (i) your annual base salary in effect immediately prior to the Change in Control (as defined in the Change in Control Plan), plus (ii) the higher of (a) your highest target bonus over the last 3 years of your employment, and (b) the average of your annual awards under any bonus plan of the Company or its subsidiaries, including any special awards, for the last three years of your employment (or such shorter period as you have been employed by the Company or its subsidiaries); and provided further that all of your outstanding awards under the Plan or any other similar benefit plan or compensation arrangement or program of the Company or its subsidiaries will be treated as exercisable, earned at target and vested, as the case may be, immediately upon the Change in Control (as that term is currently defined in the Change in Control Plan) and shall be paid to you or otherwise treated in the manner currently specified in, and in accordance with the current terms of, the Change in Control Plan.

10. SEVERANCE. Subject to the provisions of paragraph 9, if your employment is terminated other than by you voluntarily or for death, disability, or non-performance of your duties, subject to your execution of a general release and such other documents as the Company may reasonably request: (a) you will be paid a severance benefit in an amount equal to two times the total of your then current annual base salary plus your bonus for the immediately preceding year; (b) subject to Board and/or Committee approval, all your outstanding awards under the Plan (or any other similar benefit plan or compensation program or arrangement of the Company or its subsidiaries) may vest and/or become exercisable on the date of your termination; (c) vested stock options you hold will remain exercisable for a period of not less than 90 days from your termination; and (d) the Company will continue to provide to you, for one year following the date of the termination of your employment, health and welfare benefits amounting to no less than the amount of health and welfare benefits you receive at the time your employment commences. COBRA continuation coverage will begin following this one year period.

11. TAX GROSS-UP PAYMENT. If any portion of the payments described herein, and/or any other payments, shall be subject to the tax imposed by
     Section 4999 of the Internal Revenue Code (the portion of such payments which are subject to the Excise Tax being referred to herein as the "Payments"), the Company shall pay you, not later than the 30th day following the date you become subject to the Excise Tax, an additional amount (the "Gross-Up Payment") such that the net amount retained by you after deduction of the Excise Tax on such Payments and all federal, state, and local income tax, interest and penalties, and Excise Tax on the Gross-Up Payment, shall be equal to the amount which would have been retained by you had the payments not been subject to the Excise Tax.

Mr. Timothy E. Jackson
July 27, 2000
Page 4


12. GOVERNING LAW. This letter agreement shall be governed by, and shall be construed in accordance with, the internal laws (and not the laws of conflicts) of the State of Illinois.

          Please acknowledge your agreement with these terms by executing a copy of this letter in the space provided below and returning it to me.

                                   Sincerely,

                                   TENNECO AUTOMOTIVE INC.


                                   By:  /s/ Mark P. Frissora
                                      -----------------------------------------

                                   Its: Chairman, CEO and President
                                        ---------------------------------------

ACKNOWLEDGED AND ACCEPTED

/s/ Timothy E. Jackson             Date:
-------------------------               ---------------------------------------